Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Alliance Fiber Optic Products, Inc. on Form S-8 (Nos. 333-194572, 333-176672, 333-170053, 333-141656, 333-158316, 333-50998, 333-50926, 333-54864, 333-54874, 333-119710, 333-119711, 333-123648, 333-123649 and 333-132801) of our report dated March 11, 2016, with respect to our audits of the consolidated financial statements of Alliance Fiber Optic Products, Inc. as of December 31, 2015 and 2014 and for each of the years in the three year period ended December 31, 2015, and our report dated March 11, 2016 with respect to our audit of the effectiveness of internal control over financial reporting of Alliance Fiber Optic Products, Inc. as of December 31, 2015, which reports are included in this Annual Report on Form 10-K of Alliance Fiber Optic Products, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP
San Francisco, California
March 11, 2016